EXHIBIT 99.1

Creative Medical Technology Holdings, Inc. Begins Recruitment of StemSpine® Clinical Sites

March 10, 2021 Phoenix, AZ, – Creative Medical Technology Holdings, Inc. (OTC: CELZ), a leading commercial stage biotechnology company focused on a regenerative approach to Immunotherapy, Urology, Neurology and Orthopedics, today announced that it has started recruitment of clinical sites for StemSpine®.

StemSpine®, the company’s patented Regenerative Stem Cell Procedure for Treatment of Degenerative Disc Disease (DDD), showed high efficacy with no adverse effects reported in previous PR (results summarized below).

Total Patients	15
Pain Threshold Average after 30 days from 8.9 Baseline	4.3 - 52% Less Pain
Pain Threshold Average after 6 Months from 8.9 Baseline	1.8 - 80% Less Pain
Pain Threshold Average after 12 Months from 8.9 Baseline	1.3 - 85% Less Pain

The company will seek out locations across the USA geographically dispersed to provide maximum access to potential patients. Patient recruitment will begin immediately upon signing of the first clinical site. The first 100 patients recruited in the USA will be followed-up with in a similar cadence as showcased above (30 days; 6 months; 12 months) and all data will be entered into a clinical registry and overseen by an independent board in preparation for publication in peer-reviewed journal.

“We are excited to bring this life changing procedure to the millions of Americans that experience DDD every year”, said Timothy Warbington, President and CEO of Creative Medical Technology Holdings Inc. “We have heard from hundreds of patients through our website (www.stemspine.com) regarding how debilitating lower back pain can be, and we are proud to be the first and only company to deliver a validated autologous, bone marrow derived stem cell based procedure to help improve their lives. For our shareholders, StemSpine® represents a multi-billion-dollar market in which current medical solutions do not address the underlying cause and where treated patients will be our biggest advocates.”

The company was granted United States Patent #9,598,673 which covers the use of any mesenchymal stem cells, both from the patient (autologous) or from donors (allogeneic), for reduction of lower back pain when injected into the major muscles of the lower back.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in regenerative medicine-stem cell technology in the fields of immunotherapy, urology, neurology and orthopedics and listed on the OTC under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.

Creative Medical Technology Holdings, Inc.

CEO@creativemedicalhealth.com